EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made this 22nd day of October, 2007 (“Effective Date”), by and between Southside Bank ("the Company”), and Lee R. Gibson (the “Employee”).

INTRODUCTION

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to retain the Employee’s services and to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties.

AGREEMENT

WHEREAS, during his employment, Employee will establish and maintain relations and contacts with the clients, employees, and suppliers of the Company, all of which constitute valuable goodwill of the Company's business; and

WHEREAS, during his employment, Employee will learn and will have access to important Confidential Information and Trade Secrets (as defined herein) related to the Company's business; and

WHEREAS, Employee and the Company desire to enter into this Agreement in order to memorialize the terms and conditions of Employee's employment.

NOW, THEREFORE, in consideration of Employee's employment with the Company, a wholly owned subsidiary of Southside Bancshares, Inc. (“SBSI”) and in consideration of the additional promises and the mutual covenants herein contained, the Company and the Employee hereby agree as follows:

1.           Employment.  Upon the terms and subject to the conditions contained in this Agreement, the Employee is hereby deemed to be employed under the terms of this Agreement on the Effective Date as an Executive Vice President and Chief Financial Officer of the Company.  The Employee agrees to provide full-time services for the Company during the term of this Agreement.  The Employee agrees to devote his best efforts to the business of the Company, and shall perform his duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of the Company.  Notwithstanding the above, the Employee may engage in other business interests or investments which do not conflict with the interests of Company or materially prevent the Employee from performing his contemplated services hereunder on behalf of the Company.

2.           Duties.    In his capacity as Executive Vice President and Chief Financial Officer of the Company, the Employee shall have such responsibilities and shall render such services as shall be assigned to him from time to time by the Chief Executive Officer of the Company, which shall be consistent with the responsibilities of similarly situated executives of comparable companies in similar lines of business.  The Employee’s duties may, from time to time, be changed or modified at the discretion of the Chief Executive Officer.

3.           Employment Term.  Unless earlier terminated in accordance with Section 5 hereof, the Employee’s employment shall be for a three (3) year term (the “Initial Term”), beginning on the Effective Date.  Beginning on the first anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, Employee's employment with Company shall, without further action by the Employee or the Company, be extended by an additional one-year period (with any such extended period being referred to as the "Extended Term"); provided, however, that either party may cause Employee's employment to cease to extend automatically by giving written notice to the other party not less than ninety (90) days prior to the next annual anniversary of the Effective Date.  Upon such notice, Employee's employment shall terminate upon the expiration of the Initial Term or the then-current Extended Term, including any prior extensions.  If Company elects to terminate the automatic extension, Section 9 shall no longer be applied following termination of employment.  For purposes of this Agreement, the entire period of Employee's employment shall be referred to as the "Employment Period."

4.           Compensation and Benefits.

(a)           Base Salary.  As of the Effective Date of this Agreement, the Company agrees to pay the Employee during the term of this Agreement an initial base salary of $277,500.00 per year (the "Base Salary"), payable in accordance with Company’s normal payroll practices with such payroll deductions and withholdings as are required by law or are otherwise authorized by Employee.   The Employee’s Base Salary shall be reviewed no less frequently than annually by the Compensation Committee of the Board of Directors of SBSI (the “Compensation Committee”).  During the term of this Agreement, it is agreed that Company may not reduce Employee’s Base Salary in any calendar year by an amount in excess of five (5%) percent of the Base Salary unless such reduction is part of a general reduction in compensation among employees of the same or similar category.

(b)           Annual Incentive Payment. In addition to other compensation to be paid under this Section 4, each year during the Employment Period the Employee shall be eligible to receive an annual incentive payment (the “Annual Incentive Payment”), which shall not be less than 12.5% of Base Salary.  The amount actually awarded and paid to the Employee each year will be determined by the Compensation Committee and may be based on specific performance criteria to be identified under a separate communication.  Any payments made under this section shall be paid no later than March 15 of the following calendar year.

(c)           Incentive, Savings and Retirement Plans.  During the Employment Period, the Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs made available by the Company to officers of comparative level with Employee (the "Peer Executives").

(d)           Welfare Benefit Plans.  During the Employment Period, the Employee and the Employee’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”) to the extent applicable generally to Peer Executives.

(e)           Fringe Benefits.  During the Employment Period, to the extent approved by the Board of Directors, the Employee shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company on the same basis as other Peer Executives.

(f)           Vacation.  During the Employment Period, the Employee will be entitled to such period of paid vacation as may be provided under any plans, practices, programs and policies of the Company available to other Peer Executives; provided, however, that Employee shall be entitled to a minimum of four (4) weeks paid vacation.

(g)           Reimbursement of Expenses.  During the Employment Period, the Company shall reimburse the Employee in accordance with Company’s expense reimbursement policies for all reasonable, ordinary and necessary business expenses incurred by the Employee in the course of his duties conducted on behalf of the Company.  In addition, the Company may pay the Employee’s annual dues at a local country club, and expenses related to the Employee’s use of such country club for matters related to the business of the Company.  The Company shall also reimburse Employee’s reasonable expenses for continuing education courses necessary to maintain any certifications or licenses Employee may hold.

5.           Termination of Employment.  The Employee’s employment may be terminated at any time by either party for the reasons set forth in this Section 5.

(a)           Termination by the Employee.  Employee may terminate his employment during the Employment Period for Good Reason (but only in the event of a Change in Control, as defined in Section 7 hereof), or for no reason.  For the purpose of this Agreement, “Good Reason” shall mean:

(i)           Without the Employee’s express written consent, the assignment to the Employee of any duties or responsibilities inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as in effect of the Effective Date, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

(ii)           A reduction by the Company in the Employee’s Base Salary;

(iii)           The failure by the Company (a) to continue in effect any compensation plan in which the Employee participates as of the Effective Date that is material to the Employee’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (b) to continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants;

(iv)           Any failure of the Company to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in Section 13(b) hereof;

(v)           The material breach by the Company of any other provision of this Agreement; or

(vi)           The Company requiring the Employee to be based anywhere other than Smith County, or, in the event the Employee consents to any relocation, the failure by the Company to pay (or to reimburse the Employee) for all reasonable moving expenses incurred by the Employee relating to a change of the Employee’s principal residence in connection with such relocation and to indemnify the Employee against any loss realized on the sale of the Employee’s principal residence in connection with any such change of residence.

Good Reason shall not include the Employee’s death or Disability or Retirement; provided that the Employee’s mental or physical incapacity following the occurrence of an event described in clause (i) – (vi) above shall not affect the Employee’s ability to terminate for Good Reason.  The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.  Any good faith determination of Good Reason made by the Employee shall be deemed prima facie evidence that qualifies for termination for Good Reason but such determination by the Employee may be contested and disputed by the Company.  The Company shall have an opportunity to cure any claimed event of Good Reason within 30 days of receiving written notice from the Employee and the Board’s good faith determination of cure shall be binding.  The Company shall notify the Employee of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and any Notice of Termination delivered by the Employee based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate the Agreement.

(b)           Termination by the Company.  The Company may terminate the Employee’s employment during the Employment Period with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)  Employee’s material failure to perform Employee’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to Employee by the Company which specifically identifies the manner in which the Company believes that Employee has intentionally and materially failed to perform Employee’s duties; or

(ii)  Employee’s engaging in any illegal conduct or misconduct that is materially and demonstrably injurious to the Company, its financial condition, or its reputation; or

(iii)  Employee’s engaging in any act or omission that constitutes, on the part of the Employee, fraud, theft, misappropriation, embezzlement, breach of fiduciary duty or dishonesty; or

(iv)  Entry of an order by any state or federal regulatory agency either removing Employee from Employee’s position with the Company or its affiliates or prohibiting Employee from participating in the conduct of the affairs of the Company; or

(v)  Employee’s failure to cure a material breach of any provision of this Agreement after a written demand for cure is delivered to Employee by the Company.

Termination for Cause shall only occur after the Board, in its sole and absolute discretion, has made a full and thorough determination of “Cause.”

Additionally, Employee's employment may be terminated by Company as a result of a Change in Control, as defined in Section 7 hereof.  Such a termination of employment shall be treated the same as a termination without Cause for purposes of Section 6 of this Agreement.

(c)           Death, Retirement or Disability.  The Employee’s employment shall terminate automatically upon the death or Retirement of the Employee during the Employment Period.  For purposes of this Agreement, “Retirement” shall mean normal retirement as defined in the Company’s then-current retirement plan, or if there is no such retirement plan, “Retirement” shall mean voluntary termination after attaining age 65.  If the Company determines in good faith that the Disability of the Employee has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Employee written notice of its intention to terminate the Employee’s employment.  In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by the Employee (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties.  For purposes of this Agreement, “Disability” shall mean the inability of the Employee, as determined by the Board, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.

(d)           Notice of Termination.  Any termination by the Company for Cause, or by the Employee for Good Reason in the event of a Change in Control, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(d) of this Agreement.  For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and (iii) specifies the termination date.  The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee's or the Company's rights hereunder.

(e)           Date of Termination.  "Date of Termination" means (i) if the Employee's employment is terminated by the Company for Cause, or by the Employee for Good Reason in the event of a Change in Control, the date of termination as specified in the Notice of Termination, (ii) if the Employee's employment is terminated by the Company other than for Cause, the Date of Termination shall be either the date on which the Company notifies the Employee of such termination or a date otherwise specified by the Company, (iii) if the Employee's employment is terminated by reason of death, Retirement or Disability, the Date of Termination shall be the date of the death or Retirement of the Employee or the Disability Effective Date, as the case may be, and (iv) if the Employee's employment is terminated by the Employee without Good Reason in the event of a Change in Control, the Date of Termination shall be at least two (2) weeks from the date that the Employee notifies the Company of his resignation (during which two (2) week period Employee may be required, in the discretion of Company, to continue to perform services on behalf of Company).

6.           Obligations of the Company upon Termination.

(a)           Termination by Employee except for Good Reason in the event of a Change in Control; Termination by Company with Cause.  If, during the Employment Period, the Employee terminates his employment without Good Reason or the Company terminates Employee's employment with Cause, Employee shall be entitled to receive his accrued but unpaid Base Salary up to and including the Date of Termination as well as all previously vested benefits.  Employee shall not be entitled to receive any additional compensation or benefits from Company.

(b)           Termination by the Company without Cause; Termination by Employee for Good Reason in the event of a Change in Control. If, during the Employment Period, the Company terminates the Employee’s employment without Cause (excluding termination for death, Retirement or Disability) or as a result of a Change in Control (as defined in Section 7 of this Agreement), or the Employee terminates his employment for Good Reason in the event of a Change in Control, and in any case only provided that Employee executes a release in a form mutually acceptable to the parties (the “Release”), then the following shall occur:

(i)           the Company shall provide to the Employee in a single lump sum cash payment within 30 days after the Date of Termination, or if later, within five days after the Release becomes effective and nonrevocable, the aggregate of the following amounts, to the extent not previously paid to the Employee:

(a) the Employee’s accrued but unpaid Base Salary through the Date of Termination;

(b) a pro-rata bonus for the year in which the Date of Termination occurs, computed as the product of (x) the Employee’s Target Bonus (as defined by Company policy) for such year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365;

(c) any accrued pay in lieu of unused vacation (in accordance with the Company’s vacation policy);

(d) unless the Employee has a later payout date that is required in connection with the terms of a deferral plan or agreement, any vested compensation previously deferred by the Employee (together with any amount equivalent to accrued interest or earnings thereon); and

(e) a severance payment equal to the monthly salary for the remainder of the Initial Term or the then-current Extended Term, whichever is applicable, plus the sum of ten thousand dollars ($10,000).

Provided, however, that in lieu of Section 6(b)(i)(e), the severance payment in the event of a Change of Control shall be calculated pursuant to clause (x) or (y) below, as applicable:

(x)           if the Date of Termination occurs more than six (6) months prior to the closing of a pending event that results in a Change of Control or more than two (2) years after the occurrence of a Change of Control, the severance payment shall be the product of two times the sum of (1) the Employee’s Base Salary in effect as of the Date of Termination (ignoring any decrease in the Employee’s Base Salary unless consented to by the Employee), and (2) the greater of the average of the annual bonuses earned by the Employee for the two fiscal years in which annual bonuses were paid immediately preceding the year in which the Date of Termination occurs, or the Employee’s Target Bonus for the year in which the Date of Termination occurs; or

(y)           if the Date of Termination occurs within six months prior or within two years after the occurrence of a Change of Control, the severance payment shall be the product of 2.99 times the sum of (1) the Employee’s Base Salary in effect as of the Date of Termination, and (2) the greater of the average of the annual bonuses earned by the Employee for the two fiscal years in which annual bonuses were paid immediately preceding the year in which the Date of Termination occurs, or the Employee’s Target Bonus for the year in which the Date of Termination occurs.

(ii)           all grants of stock options and other equity awards granted by the Company or the SBSI Compensation Committee, and held by the Employee as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination and, to the extent necessary, this Agreement is hereby deemed an amendment of any such outstanding stock option or other equity award; and

(iii)           to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice of the Company to the extent provided to Peer Executives prior to the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(c)           Death.  If the Employee’s employment is terminated by reason of Employee’s death during the Employment Period, then this Agreement will terminate without further obligations to Employee, other than for payment to Employee's estate or beneficiaries of Employee's accrued but unpaid Base Salary up to and including the Date of Termination as well as Other Benefits.  Employee's estate or beneficiaries shall not be entitled to receive any additional compensation or benefits from Company.  With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 6(c) shall include, without limitation, and Employee's estate or beneficiaries shall be entitled after the Date of Termination to receive, death and other benefits under such plans, programs, practices and policies relating to death, if any, as are applicable to Employee on the Date of Termination.

(d)           Retirement.  If Employee’s employment is terminated by reason of Employee’s Retirement during the Employment Period, this Agreement shall terminate without further obligations to Employee, other than for payment of accrued but unpaid Base Salary up to and including the Date of Termination and the timely payment or provision of Other Benefits.  With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 6(d) shall include, without limitation, and Employee shall be entitled after the Date of Termination to receive, retirement and other benefits under such plans, programs, practices and policies relating to retirement, if any, as are applicable to Employee on the Date of Termination.

(e)           Disability. If the Employee’s employment is terminated by reason of Employee’s Disability during the Employment Period, then this Agreement will terminate without further obligations to Employee, other than for payment of Employee's accrued but unpaid Base Salary up to and including the Date of Termination as well as Other Benefits.  Employee shall not be entitled to receive any additional compensation or benefits from Company.  With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 6(e) shall include, without limitation, and Employee shall be entitled after the Date of Termination to receive, disability and other benefits under such plans, programs, practices and policies relating to disability, if any, as are applicable to Employee on the Date of Termination.

(f)           Expiration of Employment Period.  If the Employee’s employment shall be terminated due to the expiration of the Employment Period as provided for in Section 3, this Agreement shall terminate without further obligations to the Employee, other than for payment of Employee's accrued but unpaid Base Salary up to and including the Date of Termination and the timely payment or provision of Other Benefits.  Employee shall not be entitled to receive any additional compensation or benefits from Company.

(g)           Internal Revenue Code Section 280G.

(i)  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment" would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, prior to the making of any Payment to the Employee, a calculation shall be made comparing (i) the net benefit to the Employee of the Payment after payment of the Excise Tax, to (ii) the net benefit to the Employee if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax.  If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”).  In that event, the Employee shall direct which Payments are to be modified or reduced.

(ii)  Unless otherwise agreed upon by the Company and the Employee, all determinations required to be made under this Section 6(g), including the assumptions to be used in arriving at such determination, shall be made by an independent accounting firm mutually acceptable to the Company and the Employee (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive

(h)           Limitation of Benefits.  Notwithstanding any other provision of this Agreement, nothing shall obligate the Company to make any payment to the Employee that is prohibited by the provisions of 12 U.S.C. § 1828(k) or the implementing regulations of the FDIC; provided, however, the Company shall exercise commercially reasonable efforts to obtain the approval of the Board of Governors of the Federal Reserve System, and the concurrence of the FDIC, to make the payments provided herein (or, to the extent that they will not approve payment in full, such lesser portion as shall be acceptable to them).

7.           Change in Control.  For purposes of this Agreement, “Change in Control” shall mean the occurrence of any one of the following:  a Change in the Actual Control of the Company or SBSI as described in Section 7(i), a Change in Effective Control, as described in Section 7(ii), and a Change in the Ownership of the Company’s or SBSI's Assets, as described in Section 7(iii).

(i)           Change in Actual Control shall mean the acquisition by any one person, or more than one person acting as a group (as defined in subsection (iv), below) of ownership of stock of the Company or SBSI that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company or SBSI, respectively. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company or SBSI, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company or SBSI, respectively, or to cause a Change in the Effective Control (within the meaning of Section 7(a)(ii)) of the Company or SBSI, respectively. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company or SBSI acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.  Notwithstanding the foregoing, the acquisition of the common stock of SBSI by any direct or indirect subsidiary or affiliate of the Company shall not be considered to cause a Change in Control.

(ii)           Change in Effective Control shall mean: (A) the acquisition by any one person, or more than one person acting as a group (as defined in Section (iv), below), during any 12-month period of stock of the Company or SBSI possessing 35 percent or more of the total voting power of the stock of the Company or SBSI, respectively; or (B) the replacement, of a majority of members of the Company’s board of directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of election in accordance with Treasury Regulation § 1.409A-1(g)(5)(iv)(A)(2). Notwithstanding the foregoing, (x) if any one person, or more than one person acting as a group, is considered to effectively control the Company or SBSI (within the meaning of this subsection (ii)), the acquisition of additional control of the Company or SBSI, respectively, by the same person or persons is not considered to cause a Change in Control and (y) the acquisition of the common stock of SBSI by any direct or indirect subsidiary or affiliate of the Company shall not be considered to cause a Change in Control.

(iii)           Change in the Ownership of the Company’s or SBSI's Assets shall mean the acquisition by any one person, or more than one person acting as a group (as defined in subsection (iv), below), during any 12-month period of assets from the Company or SBSI that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company or SBSI, respectively, immediately prior to such acquisition or acquisitions.  Notwithstanding the foregoing, there is no change in control event under this section when there is a transfer to an entity that is controlled by the Company or the shareholders of the Company immediately after the transfer.

(iv)           Persons acting as a group. For purposes of this Section 7, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

8.           Delivery of Documents upon Termination.  The Employee shall deliver to the Company or its designee at the termination of the Employee’s employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Employee, solely or jointly with others, that are in the Employee’s possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business or any member of the Company.

9.           Restrictions on Conduct.

(a)           General.  Employee and the Company understand and agree that the purpose of the provisions of this Section 9 is to protect the legitimate business interests of the Company, as more fully described below, and is not intended to eliminate Employee’s post-employment competition with the Company per se, nor is it intended to impair or infringe upon Employee’s right to work, earn a living, or acquire and possess property from the fruits of his labor.  Employee hereby acknowledges that Employee has received good and valuable consideration for the post-employment restrictions set forth in this Section 9 in the form of his employment and the compensation and benefits provided for herein.  Employee hereby further acknowledges that the post-employment restrictions set forth in this Section 9 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement.

In addition, the parties acknowledge: (A) that Employee’s services under this Agreement require special expertise and talent in the provision of Competitive Services (as defined herein) and that Employee will have substantial contacts with customers, suppliers, advertisers, vendors and employees of the Company; (B) that pursuant to this Agreement, Employee will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets (as defined herein) and that the Company is placing him in such position and giving him access to such information in reliance upon his agreement not to compete with the Company during the Restricted Period (as defined herein); (C) that due to his management duties, Employee will be the repository of a substantial portion of the goodwill of the Company and would have an unfair advantage in competing with the Company for business from its customers; (D) that due to Employee’s special experience and talent, the loss of Employee’s services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (E) that Employee is capable of competing with the Company; and (F) that Employee is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement.

Therefore, subject to the limitations of reasonableness imposed by law, Employee shall be subject to the restrictions set forth in this Section 9.

(b)           Definitions.

“Competitive Services” manages the Company’s accounting function, including asset/liability management, regulatory financial reporting and investment of the securities portfolio.

“Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret.  “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans.  “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.  This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Customers” means any Person to whom the Company sold its products or services or solicited to sell its products or services during the Employment Period.

“Protected Employees” means employees of the Company who were employed by the Company at any time during the Employment Period.

“Restricted Period” means the Employment Period and a period extending one (1) year from the termination of Employee’s employment with the Company for any reason whatsoever.

"Restricted Territory" means [INSERT SPECIFIC COUNTIES WHERE EMPLOYEE WILL PROVIDE SERVICES]and any other area or location where the Employee has provided services to the Company during the Employment Period.

“Restrictive Covenants” means the restrictive covenants contained in Section 9(c) hereof.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information:  (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under applicable common law or statutory law.

(c)           Restrictive Covenants.

(i)
Covenant Not to Compete.  In consideration of the compensation and benefits being paid and to be paid by the Company to Employee hereunder, Employee hereby agrees that, during the Restricted Period, Employee will not, without prior written consent of the Company, directly or indirectly, sell or otherwise provide Competitive Services within the Restricted Territory on his own behalf or as a Principal or Representative of any other Person; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Employee of not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

(ii)           Restriction on Disclosure and Use of Confidential Information and Trade Secrets.  Employee understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and may not be converted to Employee’s own use.  Accordingly, Employee hereby agrees that Employee shall not, directly or indirectly, at any time during the Restricted Period, reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Employee shall not, directly or indirectly, at any time during the Restricted Period, use or make use of any Confidential Information in connection with any business activity other than that of the Company.  Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Employee shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company.  The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Employee’s obligations under any applicable state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Employee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Employee.

(iii)           Nonsolicitation of Protected Employees.  Employee understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Employee’s own use.  Accordingly, Employee hereby agrees that during the Restricted Period, Employee shall not directly or indirectly, on Employee’s own behalf or as a Principal or Representative of any Person, solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into employment with any other Person.

(iv)           Restriction on Relationships with Protected Customers.  Employee understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Employee’s own use.  Accordingly, Employee hereby agrees that, during the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, on Employee’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Employee had Material Contact on the Company’s behalf during the Employment Period.  For purposes of this Agreement, Employee had “Material Contact” with a Protected Customer if (a) he had business dealings with the Protected Customer on the Company’s behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) he obtained Trade Secrets and/or Confidential Information about the customer as a result of his association with the Company.

(d)           Enforcement of Restrictive Covenants.

(i)           Rights and Remedies Upon Breach.  In the event Employee breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

(A)           the right and remedy to enjoin, preliminarily and permanently and without the necessity of posting bond, Employee from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company;

(B)           the right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as the result of any transactions constituting a breach of the Restrictive Covenants; and

(C)           the right and remedy to require Employee to pay the reasonable attorneys’ fees incurred by Company in enforcing the Restrictive Covenants.

(ii)           Severability of Covenants.  Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects.  The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants.  Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.

(iii)           Reformation.  The parties hereunder agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law.  If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Employee in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of applicable law.

10.           Publicity and Advertising.  The Employee agrees that the Company may use the Employee’s name, picture, or likeness for any advertising, publicity, or other business purpose at any time, during the term of the Agreement by the Company and may continue to use materials generated during the term of the Agreement for a period of 6 months thereafter.  The Employee shall receive no additional consideration if the Employee’s name, picture or likeness is so used.  The Employee further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of the Employee’s name, picture or likeness by the Company shall be and are the sole property of the Company.

11.           Dispute Resolution.  Subject to the Company’s right to seek injunctive relief in court as provided in Section 9 of this Agreement, any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, including a claim for indemnification under Section 12, shall be resolved either as provided by applicable law, or, at the option of either party, by impartial binding arbitration.  In the event that either the Company or the Employee demands arbitration, the Employee and the Company agree that such arbitration shall be the exclusive, final and binding forum for the ultimate resolution of such claims, subject to any rights of appeal that either party may have under the Federal Arbitration Act and/or under applicable state law dealing with the review of arbitration decisions.

(a)           Arbitration.  Arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties; provided, however, that if the dispute involves more than $1,000,000, then the arbitration shall be heard and determined by three (3) arbitrators.  If three (3) arbitrators are necessary as provided above, then (i) each side shall appoint an arbitrator of its choice within thirty (30) days of the submission of a notice of arbitration and (ii) the party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of the last party-appointed arbitrator.  If any party fails or refuses to appoint an arbitrator, the arbitration shall proceed with one (1) arbitrator.

(b)           Demand for Arbitration.  In the event that the Employee or the Company initially elects to file suit in any court, the other party will have 60 days from the date that it is formally served with a summons and a copy of the suit to notify the party filing the suit of the non-filing party’s demand for arbitration.  In that case, the suit must be dismissed by consent of the parties or by the court on motion, and arbitration commenced with the arbitrators.  In situations where suit has not been filed, either the Employee or the Company may initiate arbitration by serving a written demand for arbitration upon the other party.  Such a demand must be served within twelve months of the events giving rise to the dispute.  Any claim that is not timely made will be deemed waived.

(c)           Proceedings.  Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

(i)           The arbitration proceedings shall be held in Tyler, TX;

(ii)           The arbitrators shall be and remain at all times wholly independent and impartial;

(iii)           The arbitration proceedings shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association, as amended from time to time;

(iv)           Any procedural issues not determined under the arbitral rules selected pursuant to item (iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

(v)           The costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrators;

(vi)           The arbitrators may grant any remedy or relief that would have been available to the parties had the matter been heard in court;

(vii)           The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall to the maximum extent permitted by law, be charged against the party resisting such enforcement;

(viii)           The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at 6% per annum; and

(ix)           Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(d)           Acknowledgement of Parties.  The Company and Employee understand and acknowledge that this Agreement means that neither can pursue an action against the other in a court of law regarding any employment dispute, except for claims involving workers’ compensation benefits or unemployment benefits, and except as set forth elsewhere in this Agreement, in the event that either party notifies the other of its demand for arbitration under this Agreement.  The Company and Employee understand and agree that this Section 11, concerning arbitration, shall not include any controversies or claims related to any agreements or provisions (including provisions in this Agreement) respecting confidentiality, proprietary information, non-competition, non-solicitation, trade secrets, or breaches of fiduciary obligations by the Employee, which shall not be subject to arbitration.

(e)           Consultation.  Employee has been advised of the Employee’s right to consult with an attorney prior to entering into this Agreement.

12.           Indemnification.  The Company shall indemnify, defend, protect and hold harmless Employee, from and against all actions, suits or proceedings (whether civil, criminal, administrative, arbitrative or investigative) (collectively, “Proceedings”), and all other claims, demands, losses, damages, liabilities, judgments, awards, penalties, fines, settlements, costs and expenses (including court costs and reasonable attorneys’ fees), arising out of the management of the Company or Employee’s service.  This indemnity shall apply to matters that arise out of the negligence, strict liability or other fault or responsibility by Employee, provided however, that this indemnity shall not apply to matters arising out of the gross negligence, willful misconduct, bad faith or intentional breach of this Agreement by Employee.

           (a)           Advance Payment.  The right to indemnification conferred in Section 12 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by Employee who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to  Employee’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by Employee in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Company of a written affirmation by Employee of Employee’s good faith belief that Employee has met the standard of conduct necessary for indemnification under this Section 12 and a written undertaking, by or on behalf of Employee, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Employee is not entitled to be indemnified under this Section 12 or otherwise.  The Company shall also pay or reimburse Employee for reasonable expenses in connection with Employee's appearance as a witness or other participation in a Proceeding.

           (b)           Nonexclusivity of Rights.  The right to indemnification and the advancement and payment of expenses conferred in this Section 12 shall not be exclusive of any other right which Employee, indemnified pursuant to Section 12, may have or hereafter acquire under any Law or Agreement.

13.           Miscellaneous Provisions.

(a)           Third-Party Beneficiaries.  The parties acknowledge and agree that the Company and SBSI, and its direct and indirect subsidiaries and affiliated companies are intended to be beneficiaries of this Agreement and shall have every right to enforce the terms and provisions of this Agreement in accordance with the provisions of this Agreement.

(b)           Successors of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as the Employee would be entitled hereunder if the Employee terminated his employment for Good Reason in the event of a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “Company” as hereinbefore defined shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(c)           Employee’s Heirs, etc.  The Employee may not assign the Employee’s rights or delegate the Employee’s duties or obligations hereunder without the written consent of the Company.  This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Employee should die while any amounts would still be payable to the Employee hereunder as if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s designee or, if there be no such designee, to the Employee’s estate.

(d)           Notices.  Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Company at the Company’s principal office and facsimile number in Tyler, TX or to the Employee at the address and facsimile number, if any, appearing on the books and records of the Company.  Such notice or communication shall be deemed given (a) when delivered if personally delivered; (b) five mailing days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile.  Any party may change the address or facsimile number to which notices or communications are to be sent to it by giving notice of such change in the manner herein provided for giving notice.  Until changed by notice, the following shall be the address and facsimile number to which notices shall be sent:

If to the Company, to:             Southside Bank
1201 South Beckham
Tyler, Texas  75701

FAX:                        903-592-3692
TELE:                      903-531-7111

If to the Employee, to:           Lee R. Gibson
1639 Holcomb Circle
Tyler, TX  75703

FAX:                        903-592-3692
TELE:                      903-531-7111

(e)           Amendment or Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and such officer as may be specifically designated by the Board (which shall not include the Employee).  No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

(f)           Invalid Provisions.  Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

(g)           Unreasonable Compensation.  If any portion of the Compensation and Benefits provided by this Agreement should be deemed to be unreasonable or disproportionate to the services the Employee provides (under 12 C.F.R. 364 or other applicable law), the Company shall reduce such Compensation and Benefits to the maximum amount that would be reasonable or proportionate.

(h)           Survival of the Employee’s Obligations.  The Employee’s obligations under this Agreement shall survive regardless of whether the Employee’s employment by the Company is terminated, voluntarily or involuntarily, by the Company or the Employee, with or without Cause.  Employee acknowledges that new, independent and valuable benefits have been received by Employee by virtue of this Agreement and such constitutes consideration for Employee’s agreements herein.

(i)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(j)           Governing Law.  This Agreement and any action or proceeding related to it shall be governed by and construed under the laws of the State of Texas.

(k)           Captions and Gender.  The use of Captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein.  Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

(l)           Effect on Prior Agreements.  This Agreement, and any attachments, represent the entire understanding between the parties hereto and supersedes in all respects any other prior Agreement or understanding between the Company and the Employee regarding the Employee’s employment, provided, however, that if the Company determines, after a review of the final regulations issued under Section 409A of the Code and all applicable IRS guidance, that this Agreement should be further amended to avoid triggering the tax and interest penalties imposed by Section 409A of the Code, the Company may amend this Agreement to the extent necessary to avoid triggering the tax and interest penalties imposed by Section 409A of the Code.

(m)           Independent Consideration.  Employee acknowledges that this Agreement is fully supported by new and independent consideration to Employee and fully meets the requirements of Texas laws as they relate to employment agreements that contain non-compensation agreements.  Employee agrees to all of the terms of this Agreement as part of receiving the new and independent consideration extended to Employee under this Agreement.

IN WITNESS WHEREOF, the Employee and a duly authorized Company officer have signed this Agreement as of the date first written above.

THE EMPLOYEE:                                                                           SOUTHSIDE BANK

/s/  Lee R. Gibson                                                   By:  /s/  B. G. Hartley

LEE R. GIBSON                                                                           Title:  Chairman and CEO